                                                             Exhibit 99.1

                                  NEWS RELEASE

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15301 w. 109TH Street, Lenexa, KS  66219  Phone: 913-647-0158 Fax:  913-647-0132
investorrelations@elecsyscorp.com

FOR IMMEDIATE RELEASE:

Contact: Karl B. Gemperli
         (913) 647-0158, Phone
         (913) 647-0132, Fax
         investorrelations@elecsyscorp.com

          ELECSYS CORPORATION REPORTS THIRD QUARTER FINANCIAL RESULTS

Lenexa, Kansas (March 14, 2005) - Elecsys Corporation (AMEX: ASY), today announced its financial results for the three-months and nine-months ended
January 31, 2005.

Results for the third quarter ended January 31, 2005:
     Sales for the third quarter ended January 31, 2005 were approximately
$3,234,000, an increase of $485,000, or 18%, from sales of $2,749,000 for the same period in fiscal 2004. The increase was primarily the result of increases in new and existing customer orders at the DCI, Inc. subsidiary ("DCI") in the electronic assembly, LCD production and LCD resale product lines. These increases were slightly offset by a decrease in sales during the period in the
LCD hybrids product line that was the result of a previously announced decision by a former customer moving the manufacture of its product to an offshore production facility. Sales to this former customer totaled approximately
$267,000 for the three-month period ended January 31, 2004. Sales volumes at the new NTG, Inc. subsidiary totaled approximately $115,000 for the period. Total consolidated sales volumes in the fiscal fourth quarter are expected to decrease slightly from this quarter but be higher than the comparable period of the prior year. The expected sales level would result from the timing of customer shipments currently recorded in backlog and as production setup occurs for new customer orders that have been placed for deliveries in fiscal 2006. Sales at
NTG are expected to continue to increase as development of new products proceeds and marketing efforts continue. Sales during the first few quarters of the 2006 fiscal year are expected to continue their recent growth trend as a result of increased bookings and total backlog.
     Total backlog at January 31, 2005 was approximately $6,271,000, an increase of approximately $2,834,000, or 83%, from a total backlog of $3,437,000 on
January 31, 2004 and an increase of $508,000, or 9%, from a total backlog of
$5,763,000 on October 31, 2004. Backlog represents purchase orders in place from our customers that are scheduled for shipment in future periods.
     Gross margin was $1,018,000, or 32% of sales for the three-month period ended January 31, 2005, as compared to $670,000, or 24% of sales for the three-month period ended January 31, 2004. The increase in gross margin for the current period reflected a favorable product mix

and increases in sales volumes in the electronic assembly, LCD production and
LCD resale product lines. Gross margins over the next few quarters are expected to continue near the average margin achieved during the first nine months of this fiscal year.
     Operating expenses for the three-month period ended January 31, 2005 were
$759,000, an increase of $107,000, or 16%, from the same period in fiscal 2004 when expenses totaled $652,000. This increase was primarily due to the additional SG&A expenses incurred by NTG. Operating expenses are expected to continue near the current levels over the next few quarters as we continue to invest in NTG product development and sales and the Company continues its efforts to control and minimize corporate expenditures and manage operating costs.
     Operating income for the three-month period ending January 31, 2005 was
$259,000, as compared to operating income of $18,000 for the comparable period in the prior fiscal year.
     The Company also recorded a $19,000 impairment of original investment in
NTG, LLC during the period. This is the result of discounting the original investment in NTG, LLC. The Company accounted for the acquisition of NTG, LLC as a purchase and determined that the original investment of $100,000 was impaired based on the total consideration paid. The total amount of cash, Company common stock and deal costs for the acquisition was approximately $329,000 for the remaining 81% interest in NTG, LLC. In addition to the cash and common stock paid, the former NTG, LLC members will also receive quarterly cash payments equal to 4% of NTG's net sales through November 2007.
     As a result, net income was $203,000, or $0.06 per fully diluted share, for the quarter, as compared to a net loss of $43,000, or $0.02 per fully diluted share, for the comparable period of the prior year.

Results for the nine-month period ended January 31, 2005:
     Sales for the nine-month period ended January 31, 2005 were $9,322,000, an increase of $1,215,000, or 15% from $8,107,000 for the comparable period in the prior year. The increase was primarily the result of increases in new and existing customer orders at DCI in the electronic assembly, LCD production and
LCD resale product lines. These increases were partially offset by a decrease in sales in the LCD hybrids product line that was the result of the permanent decision, made during the third fiscal quarter of 2004, by one of our largest former customers to move the manufacture of its product to the offshore production facility used by its parent company. Sales to this customer totaled approximately $1,401,000 for the nine-month period ended January 31, 2004, which represented the final shipments to this customer.
     Gross margin for the nine-month period ended January 31, 2005 was 29%, or
$2,747,000, compared to 26%, or $2,121,000, for the nine-month period ended
January 31, 2004. The increase in gross margin was primarily the result of increased sales volumes in the electronic assembly, LCD production and LCD resale product lines and improved product mix. Gross margins achieved during the nine-month period ending January 31, 2005 will approximate the gross margins that will be expected over the next few quarters due to the product mix, the additions to the customer base and the marginal increases in production personnel that will be required to meet increased production demands.
     Operating expenses for the nine-month period ended January 31, 2005 were
$2,056,000. In the nine-month period ended January 31, 2004, these expenses totaled $2,202,000. This represented a decrease of $146,000, or 7%, for the comparable periods. The decrease was mainly due to lower professional fees, personnel costs and personnel-related expenses offset by

the addition of SG&A expenses from the new NTG subsidiary for engineering and marketing personnel.
     Operating income for the nine-month period ended January 31, 2005 was
$691,000 as compared to an operating loss of $81,000 for the same period in the prior fiscal year.
     Net income for the nine-month period ended January 31, 2005, amounted to
$570,000, or $0.19 per fully diluted share and included the $19,000 impairment of the original investment in NTG, LLC as a result of the acquisition. For the nine-month period ended January 31, 2004, the Company posted a net loss of
$226,000, or $(0.08) per fully diluted share.

     Karl B. Gemperli, Chief Executive Officer, commented, "We are pleased to report the results of another successful quarter. Our favorable bottom-line performance and operating margins were the result of strong sales and efficient operations. Our focused sales efforts have increased our backlog by 83% over the level of last year, which further broadens our platform for long-term growth.
Though we invested in product and market development at our new subsidiary,
Network Technologies Group, Inc., overall SG&A expenses remained controlled."

     Gemperli continued, "Based on the scheduling of orders in backlog and the planned product development investments to be made in advance of revenues at
NTG, we anticipate that our performance during the next quarter will not reach the level of this third quarter. As our multiple new ventures mature during the first few quarters of our 2006 fiscal year, we expect that our bottom line performance will resume its upward trend."

Elecsys Corporation is a publicly traded holding company with two wholly owned subsidiaries, DCI, Inc. and NTG, Inc. DCI designs, manufactures, and integrates custom electronic interface solutions for original equipment manufacturers in the medical, aerospace, communications, industrial product, and other industries. DCI has specialized capabilities to design and efficiently manufacture custom electronic assemblies which integrate a variety of interface technologies, such as custom liquid crystal displays, light emitting diode displays, and keypads, with circuit boards and other electronic components. NTG designs, markets, and provides remote monitoring solutions for the gas and oil pipeline industry as well as other industries requiring remote monitoring solutions. For more information, visit our website at www.elecsyscorp.com.

Safe-Harbor statement: The discussions set forth in this press release may contain forward-looking comments based on current expectations that involve a number of risks and uncertainties. Actual results could differ materially from those projected or suggested in the forward-looking comments. The difference could be caused by a number of factors, including, but not limited to the factors and conditions that are described in Elecsys Corporation's SEC filings, including the Form 10-KSB for the year ended April 30, 2004. The reader is cautioned that Elecsys Corporation does not have a policy of updating or revising forward-looking statements and thus he or she should not assume that silence by management of Elecsys Corporation over time means that actual events are bearing out as estimated in such forward-looking statements.

                      Elecsys Corporation and Subsidiaries
                      Consolidated Statements of Operations
                      (In thousands, except per share data)
                                   (Unaudited)

                                        Three Months Ended    Nine Months Ended
                                            January 31,          January 31,
                                         2005       2004      2005        2004
                                         ----       ----      ----        ----
Sales                                   $3,234     $2,749     $9,322     $8,107
Cost of products sold                    2,216      2,079      6,575      5,986
                                      ---------- ---------- ---------- ----------

Gross margin                             1,018        670      2,747      2,121

Selling, general and administrative
  expenses                                 759        652      2,056      2,202
                                      ---------- ---------- ---------- ----------

Operating income                           259         18        691       (81)

Other income (expense):
  Interest expense                        (37)       (58)      (113)      (180)
  Impairment of original investment
    in acquired subsidiary                (19)         --       (19)         --
  Other income, net                         --          1          1          3
                                      ---------- ---------- ---------- ----------

Income (loss) before income
  taxes                                   203        (39)        560      (258)
Income tax benefit (expense)               --         (4)         10         32
                                      ---------- ---------- ---------- ----------

Net income (loss)                        $203       $(43)       $570     $(226)
                                      ---------- ---------- ---------- ----------
                                      ---------- ---------- ---------- ----------

Net income (loss) per share
  information:
  Basic                                  0.07     $(0.02)      $0.20    $(0.08)
  Diluted                               $0.06     $(0.02)      $0.19    $(0.08)

Weighted average common shares
  outstanding:
  Basic                                 2,959       2,791      2,881     2,790
  Diluted                               3,129       2,791      2,999     2,790